DORSEY & WHITNEY LLP
                             PILLSBURY CENTER SOUTH
                             220 SOUTH SIXTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-1498
                            TELEPHONE: (612)340-2600
                               FAX: (612)340-2868

                                November 15, 1996



Voyageur Mutual Funds, Inc.
90 South Seventh Street
Suite 4400
Minneapolis, Minnesota 55402

Fortis Tax-Free Portfolios, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125

Ladies and Gentlemen:

     We have acted as counsel to Voyageur Mutual Funds, Inc. ("Voyageur") in connection with the proposed acquisition of all or substantially all of the assets and all identified and stated liabilities of New York Portfolio ("Fortis Fund"), a separately managed series of Fortis Tax-Free Portfolios, Inc. ("Fortis"), by Voyageur New York Tax Free Fund ("Voyageur Fund"), a separately managed series of Voyageur, pursuant to an Agreement and Plan of Reorganization dated as of October 1, 1996, by and between Voyageur and Fortis (the "Plan").

     You have asked for our opinion concerning certain federal income tax consequences of the exchange of Voyageur Fund shares for Fortis Fund assets and the distribution of such shares to Fortis Fund shareholders upon liquidation of Fortis Fund (the "Reorganization"). In this regard we have examined (1) the Plan, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus/Proxy Statement included therein) filed with the Securities and Exchange Commission on or about August 27, 1996, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus/Proxy Statement or the Plan, as the case may be.

     Pursuant to the Plan, the total number of Voyageur Fund's Class A shares to be issued (including fractional shares, if any) in exchange for the assets and liabilities of Fortis Fund which are allocable collectively to Fortis Fund's Class A and Class E shares shall have an aggregate net asset value equal to the sum of the aggregate net asset value of Fortis Fund's Class A and Class E Shares immediately prior to the Effective Time. The total number of Voyageur Fund's Class B shares to be issued (including fractional shares, if any) in exchange for the assets and liabilities of Fortis Fund which are allocable collectively to Fortis Fund's Class B and Class H shares shall have an aggregate net asset value equal to the sum of the aggregate net asset value of Fortis Fund's Class B and Class H Shares immediately prior to the Effective Time. The total number of Voyageur Fund's Class C shares to be issued (including fractional shares, if any) in exchange for the assets and liabilities of Fortis Fund which are allocable collectively to Fortis Fund's Class C shares shall have an aggregate net asset value equal to the sum of the aggregate net asset value of Fortis Fund's Class C shares immediately prior to the Effective Time. Immediately after the Effective Time, Fortis Fund shall distribute to Fortis Fund Shareholders of the respective classes in a pro rata liquidation of Fortis Fund (based upon the ratio that the number of Fortis Fund shares of the respective classes owned by each Fortis Fund shareholder immediately prior to the Effective Time bears to the total number of issued and outstanding Fortis Fund shares of such class immediately prior to the Effective Time) the full and fractional Voyageur Fund shares received by Fortis Fund.

     The acquisition of all or substantially all of the assets and all identified and stated liabilities of Fortis Fund by Voyageur Fund is being undertaken because the Board of Directors of Fortis has determined that the Reorganization will provide certain benefits to and is in the best interests of Fortis Fund and its shareholders. In approving the Reorganization, the Board considered, among other things, the following factors:

     (i) PORTFOLIO MANAGEMENT. Voyageur Fund Managers, Inc. ("VFM"), which acts as the investment advisor to Voyageur Fund, served as the manager to six closed-end and 10 open-end funds (comprising 33 separate investment portfolios), administered numerous private accounts and managed along with its affiliates approximately $11.5 billion in assets. Of the closed-end and open-end funds under management, 32 are "single state" funds. Thus, Fortis Fund fits well within VFM's area of expertise.

     (ii) EXPENSE RATIOS. Assuming VFM's voluntary undertaking to limit Voyageur Fund expenses for the fiscal years ending December 31, 1996 and December 31, 1997 to 1.00% of average daily net assets for Class A shares and 1.75% of average daily net assets for Class B and Class C shares, most Fortis Fund shareholders will be subject to lower overall expense levels as shareholders of Voyageur Fund.

     (iii) TERMS OF THE PLAN. The Board considered the terms and conditions of the Plan, including that (i) the exchange of Fortis Fund shares for Voyageur Fund shares will take place on a net asset value basis; and (ii) no sales charge will be incurred by Fortis Fund shareholders in connection with their acquisition of Voyageur Fund shares in the Reorganization.

     (iv) EXPENSES OF THE REORGANIZATION. VFM will pay the costs incurred by the Voyageur Fund and the Fortis Fund in connection with the Reorganization, including the fees and expenses associated with the preparation and filing of a registration statement for purposes of registering the Voyageur Fund shares to be issued in the Reorganization, and the expenses of printing and mailing the Prospectus/Proxy Statement and holding the Fortis Fund shareholder meeting required to approve the Reorganization.

     Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based on the Plan, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by Voyageur in a Certificate dated November 15, 1996, representations made by Fortis in a
Certificate dated November 15, 1996, representations by VFM in a Certificate dated November 15, 1996, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the transfer by Fortis Fund of all or substantially all of its assets and all of its identified and stated liabilities to Voyageur Fund in exchange for Voyageur Fund shares, followed by the distribution of Voyageur Fund shares to Fortis Fund shareholders in exchange for all of their Fortis Fund shares in complete liquidation of Fortis Fund, all pursuant to the Plan, will constitute a mere change in form qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that Fortis Fund and Voyageur Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is our opinion that:

     (i) The holders of Fortis Fund shares will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Voyageur Fund shares. Fortis Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of Fortis Fund distributed by Fortis Fund prior to the Effective Time of the Reorganization;

     (ii) The tax basis of Voyageur Fund shares received by each holder of Fortis Fund shares pursuant to the Reorganization will be equal to the tax basis of Fortis Fund shares exchanged therefor;

     (iii)The holding period of Voyageur Fund shares received by each Fortis Fund shareholder pursuant to the Reorganization will include the period during which the holder held Fortis Fund shares exchanged therefor, provided that Fortis Fund shares were held as a capital asset at the Effective Time;

     (iv) Fortis Fund will recognize no income, gain or loss by reason of the Reorganization;

     (v) Voyageur Fund will recognize no income, gain or loss by reason of the Reorganization;

     (vi) The tax basis of the assets received by Voyageur Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of Fortis Fund as of the Effective Time;

    (vii) The holding period of the assets received by Voyageur Fund pursuant to the Reorganization will include the period during which such assets were held by Fortis Fund; and

   (viii) Voyageur Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of Fortis Fund as of the Effective Time.

     We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information About the Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.



                                   Very truly yours,


                                   /s/Dorsey & Whiteney LLP